Exhibit 22.1

Subsidiaries of Ludwig Enterprises, Inc.:

1. mRNAforLife, Inc., a Wyoming corporation

2. Precision Genomics, Inc., a Wyoming corporation

3. Exousia Ai, Inc., a Wyoming corporation